Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LYRIS, INC., A DELAWARE CORPORATION

WITH AND INTO ITS PARENT COMPANY

J.L. HALSEY CORPORATION, A DELAWARE CORPORATION

J.L. HALSEY CORPORATION, a Delaware corporation (“JLH”), does hereby certify that:

FIRST:               JLH was formed on the 14th day of January, 2002, in accordance with the Delaware General Corporation Law (the “DGCL”).

SECOND:         Lyris, Inc., a Delaware corporation (“Lyris”), was incorporated on the 26th day of October, 2007, in accordance with the DGCL.

THIRD:              Lyris is authorized to issue one class of stock consisting of 1,000 commons shares. All of the outstanding shares of Lyris are issued to and held of record by JLH.

FOURTH:          The Board of Directors of JLH has, by consent dated October 24, 2007, adopted a resolution authorizing the merger of its wholly-owned subsidiary, Lyris, with and into JLH in accordance with §253 of the DGCL . The resolution approved by the Board of Directors in its Unanimous Written Consent is set forth as follows:

WHEREAS, the Corporation desires to effect a merger with Lyris, Inc. (“Lyris”);

WHEREAS, one hundred percent of the capital stock of Lyris is owned and held of record by the Corporation;

WHEREAS, the Corporation deems that it is in the best interest of the Corporation and Lyris that Lyris merge with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”); it is

RESOLVED, that the Board of Directors of the Corporation hereby approves the Certificate of Ownership and Merger in the form submitted to the Board (the “Certificate”), and the officers of the Corporation are hereby authorized and directed to file the Certificate with the Secretary of State of Delaware;

RESOLVED, that the Plan of Merger submitted to the Board (the “Plan of Merger”) is unanimously approved and the appropriate officers of the Corporation are hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver the Plan of Merger;

RESOLVED, that the officers of the Corporation and any person or persons designated and authorized so to act by any officer of the Corporation be, and they hereby are, severally authorized to do and perform or cause to be done and performed, in the name and on the behalf of the Corporation, all other acts and to pay all related expenses, and to execute and deliver for cause to be executed and delivered such other notices, requests, demands, directions, consents, approvals and agreements or other communications of any kind in the name and on behalf of the Corporation, as they may deem necessary, advisable, or appropriate to affect the intent of the foregoing resolutions.

FIFTH:               The name of the surviving entity to the merger shall be “Lyris, Inc.”

SIXTH:               The Certificate of Incorporation of JLH shall be the Certificate of Incorporation of the surviving corporation, amended only to the extent to change the name of JLH to “Lyris, Inc.”

SEVENTH:        The effective legal date of the merger contemplated by this Certificate and related documents shall be at 11:59 p.m. on the date of filing.

IN WITNESS WHEREOF, JLH has caused this certificate to be signed, affirmed and acknowledged by its duly authorized Chief Executive Officer as of this 30th day of October, 2007, and such certificate is the act and deed of JLH and the facts stated herein are true.

J.L. HALSEY CORPORATION

BY:	/s/ Luis Rivera
Luis Rivera, Chief Executive Officer